Exhibit 3.2

RESTATED CERTIFICATE OF INCORPORATION

OF

DESTINATION MATERNITY CORPORATION

DESTINATION MATERNITY CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.     The name of the corporation is DESTINATION MATERNITY CORPORATION. The date of filing its original Certificate of Incorporation with the Secretary of State was October 23, 1980.  The name of the corporation as set forth in its original Certificate of Incorporation was “U + I Technology, Inc.”

2.     This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the corporation’s Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation as set forth in the Exhibit A attached hereto.

3.     This Restated Certificate of Incorporation was duly adopted by the Board of Directors of this corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said DESTINATION MATERNITY CORPORATION. has caused this Certificate to be signed by Ronald J. Masciantonio, its Secretary, this 10th day of December, 2008.

DESTINATION MATERNITY
CORPORATION

By:	/s/ Ronald J. Masciantonio
Ronald J. Masciantonio,
Secretary

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF DESTINATION MATERNITY CORPORATION

FIRST:  The name of the Corporation is DESTINATION MATERNITY CORPORATION.

SECOND:  The address of its registered office in the State of Delaware, County of New Castle is 2711 Centerville Road, Suite 400, Wilmington, 19808.  The name of its registered agent at such address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 20,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”), and 1,656,381 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).

The Board of Directors of the Corporation shall have full and complete authority, by resolution from time to time, to establish one or more series and to issue shares of Preferred Stock and to fix, determine and vary the voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights and other special rights of each series of Preferred Stock, including but not limited to, dividend rates and manner of payment, preferential amounts payable upon voluntary or involuntary liquidation, voting rights, conversion rights, redemption prices, terms and conditions and sinking fund and stock purchase prices.

A. Series B Junior Participating Preferred Stock

Section 1.               Designation and Amount. The shares of such series shall be designated as “Series B Junior Participating Preferred Stock” and the number of shares constituting each series shall be 300,000.

Section 2.               Dividends and Distributions.

(A)          Subject to the prior and superior rights of the holders of any shares of any other series of Preferred Stock or any other shares of preferred stock of the Corporation ranking prior and superior to the shares of series s Preferred Stock with respect to dividends, each holder of one one-thousandth (1/1000) of a share (a “Unit”) of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, (i) dividends payable in cash when and if declared by the Board of Directors of the Corporation in respect of the common stock (each such date being a “Dividend Payment Date”) commencing on the first Dividend Payment Date after the first issuance of such Unit of Series B Preferred Stock, in, an amount per unit (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, the aggregate per share amount of all cash dividends declared on shares of the common stock since the immediately preceding Dividend Payment Date, or, with respect to the first Dividend Payment Date, since the first issuance of a unit of Series B Preferred Stock, and (ii) subject to the provision for adjustment hereinafter set forth, distributions (payable in kind) on each Dividend Payment Date in an amount per Unit equal to the aggregate per share amount of all noncash dividends or other distributions (other than a dividend payable in shares of common stock or a subdivision of thy outstanding shares or common stock, by reclassifications or otherwise) declared on shares of common stock since the immediately preceding Dividend Payment Date, or with respect to the first Dividend Payment Date, since the first issuance of a Unit of Series B Preferred Stock, in the event that the Corporation shall at any time after October 5. 1995 (the “Rights Declaration Date”), (i) declare any dividend on outstanding shares of common stock payable in shares of common stock, (ii) subdivide outstanding shares of. common stock or (iii) combine outstanding shares at common stock into a smaller number of shares, then in each such case the amount to which the holder of a Unit of Series B Preferred Stock was entitled immediately prior to such event pursuant to the next preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of common stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of common stock that were outstanding immediately prior to such event.

(B)           The Corporation shall. declare a dividend or distribution on Units of Series B Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the shares of common stock (other than a dividend payable in shares of common stock).

Section 3.               Voting Rights. The holders of Units of Series B Preferred Stock shall have the following voting rights:

(A)          Subject to the provision for adjustment hereinafter set forth, each Unit of Series B Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the holders of Common Stock of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per Unit to which holders of Units of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)           Except as otherwise provided herein or by law, the holders of Units of Series a Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of holders of Common Stock of the Corporation.

(C)           Except as set forth herein, holders of Units of Series B Preferred Stock shall have no special voting rights and their consents shall not be required (except to the extent they are entitled to vote with holders of shares of Common Stock as set forth herein) for taking any corporate action.

Section 4.               Certain Restrictions.

(A)          Whenever any dividends or distributions payable, on Units of Series B Preferred Stock as provided in Section 2 have not been paid in full, thereafter and until all such accrued and. unpaid dividends and distributions, whether or not declared, on outstanding Units of Series B Preferred Stock shall have been paid in full, the Corporation shall not:

(i)            declare or pay dividends on, make any other distributions on, or redeem or repurchase or otherwise acquire for consideration, any shares of junior stock;

(ii)           declare or pay dividends on or make any other distributions on any shares of parity stock, except dividends paid ratably on Units of Series B Preferred Stock and shares of all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of such Units and all such shares are then entitled;

(iii)          redeem or repurchase or otherwise acquire for consideration shares of any parity stock; provided, however, that the Corporation may at any time redeem, repurchase or otherwise acquire shares of any such parity stock in exchange for shares of any junior stock;

(iv)          repurchase or otherwise acquire for consideration (other than shares of junior stock) any Units of Series B Preferred Stock, except in accordance with a repurchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such Units on the same terms.

(B)           The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for Corporation could, under paragraph (A) of this Section 4, repurchase or otherwise acquire such shares at such time and in such manner.

Section 5.               Reacquired Shares. Any Units of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such Units shall, upon their cancellation, become authorized but unissued Units of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6.               Liquidation, Dissolution or Winding Up.

(A)          Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of junior stock unless the holders of Units of Series B Preferred Stock shall have received, subject to adjustment as hereinafter provided in paragraph (B), the amount, per Unit, equal to the aggregate per share amount to be distributed to holders of shares of common stock, or (ii) to the holders of shares of parity stock, unless simultaneously therewith distributions are made ratably on Units of Series B Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of Units of Series B Preferred Stock are entitled under clause (i) of this sentence and to which the holders of shares of such parity stock are entitled, in each case upon such liquidation, dissolution or winding up.

(B)           In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of common stock payable in shares of common stock, (ii) subdivide outstanding shares of common stock, or (iii) combine outstanding shares of common stock into a smaller number of shares, then in each such case the aggregate amount to which holders of Units of Series B Preferred Stock were entitled immediately prior to such event pursuant to clause (i)(b) of paragraph (A) of this Section 6 shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of common stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of common stock that were outstanding immediately prior to such event.

Section 7.               Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of common stock are exchanged for or converted into other stock or securities, cash and/or any other property, then in any such case Units of Series B Preferred Stock shall at the same time be similarly exchanged for or converted into an amount per Unit (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of common stock is converted or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of common stock payable in shares of common stock, (ii) subdivide outstanding shares of common stock, or (iii) combine outstanding common stock into a smaller number of shares, then in each such case the amount set forth in the immediately preceding sentence with respect to the exchange or conversion of Units of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of common stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of common stock that were outstanding immediately prior to such event.

Section 8.               Redemption. The Units of Series B Preferred Stock shall not be redeemable.

Section 9.               Ranking. The Units of Series B Preferred Stock shall rank junior to all other series of the Preferred Stock and to any other class of preferred stock that hereafter may be issued by the Corporation as to the payment of dividends and the distribution of assets, unless the terms of any such series or class shall provide otherwise.

Section 10.             Amendment. The Certificate, including, without limitation, this resolution, shall not hereafter be amended, either directly or indirectly, or through merger or consolidated with another corporation in any manner that would alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Units of Series B Preferred Stock, voting separately as a Class.

Section 11.             Fractional Shares. The Series B Preferred Stock may be issued in Units or other fractions of a share, which Units or fraction shall entitled the holder, in proportion to such holder’s fractional, shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

Section 12.             Certain Definitions. As used herein with respect stock to the Series A Preferred Stock, the following terms shall have the following meanings:

(A)          The term “Common Stock” means the class of common stock designated as the Common Stock, par value $.01 per share, of the Corporation at the date hereof or any other class of stock resulting from successive changes or reclassification of the common stock.

(B)           The term “junior stock” (i) as used in Section 4 means the common stock and any other class or series of capital stock of the Corporation hereafter authorized or issued over which the Series B Preferred Stock has preference or priority as to the payment of dividends and (ii) as used in Section 6, shall mean the common stock and any other class or series of capital stock of the Corporation over which the Series A Preferred Stock has preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(C)           The term “parity stock” (i) as used in Section 4, means any class or series of stock of the Corporation hereafter authorized or issued ranking pari passu with the Series B Preferred Stock as to dividends and (ii) as used in Section 6, shall mean any class or series of capital stock ranking pari passu with the Series B Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up.

FIFTH:  No stockholder of the Corporation shall have any preemptive rights with respect to the capital stock of the Corporation, and any preemptive rights which previously may have attached to the capital stock of the Corporation are hereby extinguished.

SIXTH:  There shall not be cumulative voting with respect to the shares of capital stock of the Corporation.

SEVENTH:  Election of directors need not be by ballot, unless the By-laws of the Corporation shall so provide. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered, without the assent or vote of the stockholders, to make, alter, amend and repeal the By-laws of the Corporation, in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation of the Corporation.

EIGHTH:  The Corporation is to have perpetual existence.

NINTH:  The By-Laws of the Corporation may be altered, amended or repealed by the vote of a majority of all of the directors or by the vote of holders of a majority of the outstanding stock entitled to vote thereon.

TENTH:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or in the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or claims of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

ELEVENTH:  Except as otherwise provided by statute, any action which might have been taken at a duly convened meeting of the holders of stock of the Corporation may be taken with the written consent of such of the holders of stock who would have been entitled to vote upon the action if a meeting were held as have not less than the minimum percentage of the total vote required for the proposed corporate action by statute, the Certificate of Incorporation or the By-laws of the Corporation, as may be applicable, but in the case of the election of a director or directors, not less than a majority of the stock of the Corporation entitled to vote thereon; provided that prompt notice shall be given to all stockholders of the taking of such corporate action without a meeting if less than unanimous consent is obtained.

TWELFTH:  The Corporation shall, to the full extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons which it has the power to indemnify pursuant thereto.

THIRTEENTH:  A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a Director, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the amended Delaware General Corporation Law.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.